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# SCE Submits License Amendment to Support San Onofre Unit 2 Restart

## Action Supports Efforts to Meet Customer Electricity Demand During Hot Summer Months

ROSEMEAD, Calif., April 8, 2013 —Southern California Edison (SCE) has voluntarily submitted a license amendment request to the Nuclear Regulatory Commission (NRC) to support safely restarting Unit 2 of the San Onofre Nuclear Generating Station in time to address customer electricity demand and grid reliability concerns during the upcoming summer months. SCE took the action Friday, April 5, following public discussion of a draft amendment on Wednesday, April 3, with the staff of the NRC.

The amendment supports SCE's plan to initially operate Unit 2 at 70 percent power for five months. SCE asked the NRC to act on the amendment before the end of May to facilitate commencement of the restart process for Unit 2 by June 1 so that the unit will be available to assist in meeting peak summer electricity demand. Following the initial five-month operating period, SCE would shut down Unit 2 for steam generator tube inspections. Based on inspection data, Unit 2 would resume operation at 70 percent power for an appropriate operating period during the remainder of the 18-24 month fuel cycle while SCE updates its analysis to determine the appropriate long-term power level.

Operating at 70 percent power prevents conditions that caused the tube-to-tube wear in Unit 3 that resulted in the nuclear plant being shut down since January 2012. SCE and three independent companies with expertise in nuclear generation have confirmed it is safe to operate the Unit 2 steam generators. The NRC has been evaluating these analyses, which are based on exhaustive testing and inspections, since October 2012.

SCE will remain focused on safety throughout any plant restart and operating activities, and will take the time necessary to ensure all activities are performed with a full focus on the health and safety of the public and our employees.

The San Onofre nuclear plant is the largest source of baseload generation and voltage support in the region and is a critical asset in meeting California's clean energy needs. According to a report prepared in 2010 by IHS Global Insight, operating the nuclear plant directly generates economic activity worth on average $2.2 billion per year. The impact grows to $3.3 billion per year if secondary economic effects are considered, which include the supply chain purchases of businesses supported by the nuclear plant and spending by those employed by the plant.

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Both units at the San Onofre nuclear plant are currently safely shut down. Unit 2 remains shut down since it was taken out of service Jan. 9, 2012, for a planned outage. Unit 3 was safely taken offline Jan. 31, 2012, after station operators detected a leak in a steam generator tube. More information is available at www.edison.com/SONGSupdate and at www.SONGScommunity.com. San Onofre is jointly owned by SCE (78.21 percent), San Diego Gas & Electric (20 percent) and the city of Riverside (1.79 percent). Follow us on Twitter (www.twitter.com/SCE) and like us on Facebook (www.facebook.com/SCE). License amendment available at: http://www.songscommunity.com/docs/LicenseAmendmentForSanOnofreUnit2Restart.pdf. About Southern California Edison An Edison International (NYSE:EIX) company, Southern California Edison is one of the nation’s largest electric utilities, serving a population of nearly 14 million via 4.9 million customer accounts in a 50,000- square-mile service area within Central, Coastal and Southern California. ###